Exhibit 4.8

OPTION TO PURCHASE
COMMON STOCK
OF
RELMADA THERAPEUTICS, INC.

DATE OF GRANT: November 25, 2013

EXPIRATION DATE: November 25, 2023

Relmada Therapeutics, Inc.  (the “Company”), hereby grants  Dr. H. Danny Kao  (the “Optionee”) an opportunity to purchase shares of the Company’s Common Stock of the par value of $0.01 per share (“Common Stock”) on the terms and subject to the conditions hereinafter provided, and as further contemplated in that certain employment letter dated as of November 25, 2013 between the Optionee and the Company (“the Employment Agreement”).

It is the intention of the board of directors that the options designated herein shall be incentive stock options as described in the Employment Agreement.  The Company's board of directors, referred to as the Board, which approved the Employment Agreement, has determined that it would be to the advantage and best interests of the Company and its shareholders to grant the options provided for in this agreement to the Optionee in recognition of past services rendered by the Optionee to the Company and to give the Optionee additional incentive in furthering the business success of the Company. By acceptance of this grant agreement Optionee agrees that this option is granted under and governed by the terms and conditions of the Company’s 2012 Employee Stock Option Plan, which is attached and made a part of this document.  Now, therefore, in consideration of the promises and the mutual covenants contained in this agreement, the parties agree as follows:

1.           Grant of Option.  The Company hereby grants to the Optionee’s compensation, the right and option (hereinafter called the “Option”), to purchase all or any part of an aggregate of 1,875,000 shares of the Common Stock (such number being subject to adjustment as provided in paragraph 9 hereof) on the terms and conditions set forth herein.

2.           Purchase Price.  The purchase price of the shares of the Common Stock covered by the Option shall be $0.08.

3.           Term of Option.  Except as provided in paragraphs 8 and 9 hereof, the term of this Option shall be 10 years from the date of this grant.

4.           Vesting.  25% of the Options shall vest upon the Optionee's first anniversary of employment with the Company.  The remaining 75% of the Options shall thereafter vest at the rate of 6.25% (117,188 shares) each quarter over the next 3 years.

5.           Exercise of Option.  The Option may be exercised in accordance with the vesting schedule described in Section 4 above.  The purchase price of the shares as to which the Option shall be exercised shall be paid in full by check or money order.  Except, as herein after provided, the Option may not be exercised at any time unless the Optionee shall have been employed by the Company on the date of the exercise of the Option; provided, however, that Optionee shall have 60 days from the date of the termination of its employment in which to exercise the Option.  The Optionee shall not have any rights of a stockholder with respect to the shares covered by the Option except to the extent that one or more certificates for such shares shall be delivered to him or her upon the due exercise of the Option.

6.           Non-transferability.  The Option shall not be transferable otherwise than by will or the laws of descent and distribution; and the Option may be exercised, during the lifetime of the Optionee, only by him or her.  More particularly (but without limiting the generality of the foregoing), the option may not be assigned, transferred (except as provided above), pledged, or hypothecation, or other disposition of the Option contrary to the provisions hereof, or the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

7.           Employment. Except as provided in paragraphs 8 and 9, an Option may be exercised only during the period of the Optionee’s continuous employment with the Company or one or more of its subsidiaries from the date of the grant to the date of the exercise of the Option.  During such employment, the Optionee shall devote his or her time, energy, knowledge and skills to the service of the Company and of its subsidiaries, subject to vacation and other approved absences.  However, such employment shall be at the pleasure of the board of directors of the Company and shall not impose upon the Company any obligation to retain the Optionee in its employ for any period.

8.           Termination of Employment Except Death.  In the event that the Optionee shall voluntarily cease to be employed by the Company or a subsidiary or if the Optionee is terminated for any reason other than for cause, subject to the condition that no Option shall be exercisable after the expiration of ten years from the date it is granted, such Optionee shall have the right to exercise the Option at any time within six months after such termination of employment, or in such case of an employee who is disabled (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (“the Code”)), within six months after the cessation of employment, to the extent of his or her right to exercise such Option has accrued pursuant to the terms of the Option and had not been previously exercised.  If the Optionee is terminated for cause, the Option will automatically expire and become null and void as of the date of such termination.

9.           Death of Optionee and Transfer of Option.  If the Optionee shall die while in the employ of the Company or a subsidiary or within a period of three months after the termination of his or her employment with the Company and all subsidiaries, and shall not have fully exercised the Option, such Option may be exercised, subject to the condition that no option shall be exercisable after the expiration of ten years from the date it is granted, to the extent that the Optionee’s right to exercise such option has been accrued pursuant to the terms of the Option at the time of his or her death and had not been previously exercised, at any time within six months after the Optionee’s death, by the executors or administrators of the Optionee or by any person or persons who shall have acquired the Option directly from the Optionee by bequest or inheritance.

10.           Changes in Capital Structure. If all or any portion of the Option shall be exercised subsequent to any stock dividend, stock split-up, recapitalization, reclassification, merger, consolidation, combination or exchange of shares, separation, reorganization, or liquidation occurring after the date hereof, as a result of which shares of the Common Stock, or shares of Common Stock shall be changed into the same or a different number of shares of the same or another class of classes, the person or persons so exercising the Option shall receive, for the aggregate price paid upon such exercise, the aggregate number and class of shares which, if shares of Common Stock (as authorized at the date hereof) had been purchased at the date hereof for the same aggregate price (on the basis of price per share set forth in paragraph 2 hereof) and had not been disposed of, such person or persons would be holding at the time of such exercise as a result of such purchase and all such stock dividends, stock split-ups, recapitalization, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations or liquidations; provided,  however, that no fractional share shall be issued upon any such exercise, and any aggregate price paid shall be appropriately reduced on account of any fractional share not issued.

11.           Method of Exercising Option.  Subject to the terms and conditions of this Option, the Option may be exercised by written notice to the Company’s Treasurer presented any time prior to the termination of this Option.  The exercise date will be the date of the written notice to the Treasurer.  Such notice shall state the election to exercise the Option and the number of shares in respect of which it is being exercised and shall be signed by the person or persons so exercising the Option.  Such notice, if required, shall be accompanied or shall contain a statement that the Optionee or other person entitled to exercise the Option intends to hold such stock for investment.  Also accompanying such notice shall be a check or money order payable to the order of the Company in the amount equal to the full purchase price under the Option of the shares of stock then being purchased.  If someone other than the Optionee is exercising the Option pursuant to the provisions providing for the contingency of death of the Optionee, such notice shall be accompanied by the appropriate proof of right of such person or persons to exercise the Option.

12.           Restrictions on Issuance of Shares.  The Company shall at all times during the term of the Option reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Option.  The Company shall pay all original issue and transfer taxes with respect to the issuance and transfer of shares pursuant thereto and all other fees and expenses necessarily incurred by the Company in connection therewith; and it will from time to time use its best efforts to comply with all laws and regulations which, in Company’s counsel’s opinion, shall be applicable thereto.  The Company may defer delivery of these certificates of shares to comply with any and all applicable law, regulation or requirement of any regulatory body.  The Company shall not be obligated to sell or issue any shares pursuant to this Option unless the shares, with respect to which the Option is being exercised are at the time effectively registered or exempt from registration under the Securities Act of 1933, as amended.  If required, the Optionee shall represent that any stock acquired by him or her under this Option shall be purchased for investment and not with the intention of reselling the same.  In connection with the foregoing, the Optionee consents to the Company legending certificate for said shares and marking the stock transfer books to indicate this investment intent and the restriction on transfer contemplated hereby.

13.           Reacquisition, Replacement and Re-issuance of Options.  The Committee, with or without the consent of the Optionee, may at any time cause the Company to reacquire and cancel any outstanding and unexercised Option, or any portion thereof.  In such event, the Company shall pay to such Optionee an amount in cash equal to the excess (if any) of (i) the fair market value of the shares of stock subject to such Option, or portion thereof, at the time of reacquisition, over (ii) the option price of such Option or portion thereof.  The Company may withhold from any such payment applicable taxes and other amounts.  In the event that the exercise price of such Option, or portion thereof, exceeds the fair market value of the shares of stock to such Option, or portion thereof, at the time of reacquisition, such Option may be reacquired and canceled by the Company without payment therefor.

14.            Option Subject to All of the Employment Agreement Terms.  This agreement and the Options shall be subject to the Employment Agreement, the terms of which are hereby incorporated herein by reference, and in the event of any conflict or inconsistency between the Employment Agreement and this Agreement, shall be governed by the Employment Agreement.

15.            Voluntary Surrender of Options. The Committee may permit the voluntary surrender of all portion of any Option to be conditioned upon the granting to the Optionee of a new option for the same or different number of shares of stock as the Option surrendered, or may require such voluntary surrender as a condition to a grant of a new option to such Optionee.  Such new Option shall be exercisable at the price, during the period and in accordance with any other terms or conditions specified by the Committee at the time the new option is granted, all determined in accordance with the provisions of the Employment Agreement without regards to the price, period of exercise, or any other terms or conditions of the Option surrendered.

16.            Disclaimer.  The Company will not advise Optionee as to the tax consequences resulting from the execution of the designated options.  It is solely the responsibility of the Optionee to consult with the Optionee’s tax and/or financial advisors regarding any financial or tax liabilities that may result due to the execution of the designated options.

IN WITNESS WHEREOF, the Company has executed this Option as of the date of Grant set forth above.

Relmada Therapeutics, Inc.

/s/ Sergio Traversa, CEO

EXERCISE FORM

RELMADA THERAPEUTICS, INC.

The undersigned _______________, pursuant to the provisions of the Option, hereby elects to purchase _____ shares of Common Stock (the “Warrant Shares”) of Relmada Therapeutics, Inc. covered by the accompanying Option.

Dated: _________________	Signature _______________________________

Address ____________________________________________

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Optionee on the date of Exercise: _________________________

The Optionee shall pay the sum of $________ by certified or official bank check (or via wire transfer) to the Company in accordance with the terms of the Option.

The certificate(s) representing the Option Shares shall be delivered by

(a)	certified mail to the above address, or
(b)	certified mail to the prime broker of the Holder at

Name: ___________________________________ Address:_________________________________ Attention: ________________________________ Tel. No.: _________________________________

(c)	electronically (DWAC Instructions: ____________________), or
(d)	other (specify) _____________________________________

If the number of Option Shares shall not be all the Option Shares purchasable upon exercise of the Option, that a new Option for the balance of the Option Shares purchasable upon exercise of this Option be registered in the name of the undersigned Optionee or the undersigned’s Assignee as below indicated and delivered to the address stated below.

Date:________________

Note:  The signature must correspond with
the name of the Optionee as written
on the first page of the Option in every
particular, without alteration or enlargement
or any change whatever, unless the Option
has been assigned.
Signature: ___________________________________ ___________________________________________ Name (please print)

___________________________________________
___________________________________________
Address
___________________________________________
Email
___________________________________________
Federal Identification or SSN.

Assignee:

Signature: __________________________________
__________________________________________
Name (please print)
__________________________________________
__________________________________________
Address
__________________________________________
Email
__________________________________________
Federal Identification or SSN

RELMADA THERAPEUTICS, INC.
2012 STOCK OPTION PLAN